Exhibit 99.1

CUSIP No. 55083R104

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G with respect to the Common Stock, par value $0.0001 per share, of Lyell Immunopharma, Inc., to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.  This Agreement may be executed, either manually or electronically, in one or more counterparts.

EXPLORE INVESTMENTS LLC

By:  /s/ Paul Dauber

Name/Title:  Paul Dauber/its Manager

Dated:  August 19, 2025

JEFFREY P. BEZOS

By:  /s/ Jeffrey P. Bezos

Name/Title:  Jeffrey P. Bezos/an Individual

Dated:  August 19, 2025